Exhibit 10.1

Quantum Corporation

224 Airport Parkway

Suite 550

San Jose, CA 95110

USA

+1 [408] 944-4000

Mr. John R. Tracy

Via electronic mail

June 12, 2024

Dear John:

We are pleased to offer you the opportunity to serve on the Board of Directors (the Board) of Quantum Corporation (Quantum), effective upon your signing and returning this letter and following the Board’s approval of your appointment, which is anticipated to begin June 18, 2024.

Our current Board compensation program provides a retainer of $50,000 annually. Additionally, you may be asked to serve on one or more committees as determined by our Nominating and Governance Committee. As a committee member or chair, you will receive additional cash retainers for this service. These retainers are generally paid in quarterly installments, and will be prorated for partial periods of service. Quantum will also reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member.

We will also recommend to the Leadership and Compensation Committee that a pro-rated portion of our current standard equity award of restricted stock units (RSUs) be awarded to you following your appointment to the Board. The number of RSUs to be awarded will be determined based on our closing stock price on the date of grant, the first day of the month following your appointment. These RSUs will vest 100% on the earlier of one-year from the approval date of the award, or the date of Quantum’s next annual stockholder meeting. Once the grant of RSUs has been approved, you will receive documentation from OptionTrax, Quantum’s Stock Administrator. If you remain a Board member, you will receive an annual stock grant thereafter, currently set at a total value of $125,000 per year (based on an assumed $1 stock price). Details regarding the annual stock program are subject to change.

Last, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program. Please let us know if you are interested in further information about this program.

To confirm your acceptance of our offer, you may electronically sign via DocuSign as sent to your personal email address. If you prefer, you can sign one copy of this letter and return it to me via email at     .

www.quantum.com

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you.

Sincerely,

/s/ Brian E. Cabrera

Brian E. Cabrera

Quantum Corporation | Chief Administrative Officer and Corporate Secretary

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in the documents listed as enclosures below and separately signed.

Signed:	/s/ John R. Tracy	Date:	Jun 12, 2024
John R. Tracy